Exhibit 28(h)(3)

OAK ASSOCIATES FUNDS

PFO SERVICES AGREEMENT

AGREEMENT made as of the May 17, 2010 by and among Oak Associates Trust, organized as a business trust under the laws of the Commonwealth of Massachusetts, with its principal office and place of business at 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333-8355 (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation with its principal office and place of business at 1290 Broadway, Suite 1100, Denver, CO 80203 (“ALPS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, presently consisting of the funds listed in Appendix A (the “Funds”); and

WHEREAS, the Trust desires that ALPS perform certain services and ALPS is willing to provide those services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and ALPS hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a)         The Trust hereby appoints ALPS, and ALPS hereby agrees, to provide a qualified person to serve as the Trust’s Principal Financial Officer (“PFO”), to the Trust for the period and on the terms and conditions set forth in this Agreement.

(b)         In connection therewith, the Trust has delivered to ALPS copies of: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Funds’ current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus” or “SAI,” as the case may be, or the “Disclosure Documents”); (iv) each plan of distribution or similar document that may be adopted by the Trust on behalf of a Fund or the Funds under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”); (v) all policies, programs and procedures adopted by the Trust with respect to the Funds, and shall promptly furnish ALPS with all amendments of or supplements to the foregoing. The Trust shall deliver to ALPS a certified copy of the resolution of the Board of Trustees of the Trust (the “Board”) appointing ALPS hereunder and authorizing the execution and delivery of this Agreement. In addition, the Trust shall deliver, or cause to deliver, to ALPS upon ALPS’ reasonable request any other documents that would enable ALPS to perform the services described in this Agreement.

SECTION 2. DUTIES OF ALPS

(a)         Subject to the approval of the Board, ALPS shall make available a qualified person who is competent and knowledgeable regarding the management and internal controls of the Trust to serve as the Trust’s PFO, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Trust’s “Principal Financial Officer”.

(b)         ALPS shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(c)         ALPS shall maintain records relating to its services, such as policies and procedures, relevant Board presentations, and other records, as are required to be maintained under the relevant securities laws. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Funds that are in the possession of ALPS shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by ALPS to the Trust or the Trust’s authorized representatives at the Trust’s expense.

(d)         Nothing contained herein shall be construed to require ALPS to perform any service that could cause ALPS to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Trust to act in contravention of the Funds’ Prospectus or any provision of the 1940 Act. Except with respect to ALPS’ duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust and the Funds comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust and the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e)         In order for ALPS to perform the services required by this Section 2, the Trust (i) shall take reasonable steps to encourage all Fund service providers to furnish any and all information to ALPS as reasonably requested; and (ii) shall take reasonable steps to obtain the result that ALPS has access to all records and documents maintained by the Trust or any service provider to the Trust.

(f)         ALPS shall provide the services as set forth on Appendix B.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)         ALPS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ALPS in writing. ALPS shall use its best judgment and efforts in rendering the services described in this Agreement. ALPS shall not be liable to the Trust or any of the Funds’ shareholders for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of ALPS’ duties or obligations under this Agreement. Further, ALPS shall not liable to the Trust or any of the Funds’ shareholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Trust counsel; and (ii) any certified copy of any resolution of the Board; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

(b)         The Trust agrees to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers, and any person who controls ALPS within the meaning of section 15 of the Securities Act or Section 20 of the Exchange Act (“ALPS’ Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) ALPS’ actions taken or failures to act with respect to the Trust or the Funds in connection with the performance of any duties or obligations under this Agreement, (ii) any breach of this Agreement by the Trust; or (iii) any breach of the Trust’ representations set forth in Section 4 (an “ALPS’ Claim”); provided, however, that nothing contained herein shall entitle an ALPS’ Indemnitee to indemnification with respect to any ALPS’ Claim arising from ALPS’ own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, ALPS’ bad faith, willful malfeasance or reckless disregard shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 3(a). Further, the Trust shall not be required to indemnify any ALPS’ Indemnitee if, prior to confessing any ALPS’ Claim against the ALPS’ Indemnitee, ALPS or the ALPS’ Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the ALPS’ Claim in its own name or in the name of the ALPS’ Indemnitee.

(c)         ALPS agrees to indemnify and hold harmless the Trust, its employees, agents, directors, officers and managers (“Trust Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) ALPS’ actions taken or failures to act with respect to the Trust or the Funds that are not consistent with Section 3(a); (ii) any breach of this Agreement by ALPS; or (iii) any breach of ALPS’ representations set forth in Section 4 (a “Trust Claim”). ALPS shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the Trust or the Trust Indemnitee does not give

ALPS written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

(d)         ALPS shall not be liable for the errors of other service providers to the Funds or their systems. However, this shall not in any way limit the liability that an affiliate of ALPS may have pursuant to a separate agreement between the Trust and the ALPS’ affiliate.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)	ALPS represents and warrants to the Trust that:

(i)	It is a corporation duly organized and existing and in good standing under the laws of the State of Colorado;

(ii)	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iii)	It has access to the necessary facilities, equipment, and personnel to assist the PFO in the performance of his or her duties and obligations under this Agreement;

(iv)

This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of ALPS, enforceable against ALPS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(v)	It shall report to the Board promptly if ALPS learns about PFO malfeasance or in the event the PFO is terminated as an officer by another registered investment company or terminated by ALPS;

(vi)	It shall comply with all applicable laws; and

(vii)	It shall maintain policies of insurance reasonable and customary for its business.

(b)	The Trust represents and warrants to ALPS that:

(i)	It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

(ii)	It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)	It is an open-end management investment company registered under the 1940 Act;

(v)

This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)

A registration statement under the Securities Act and the 1940 Act is currently effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect the Trust; and

(vii)

The PFO shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officer ceases to serve as a Trust officer on substantially the same terms as such coverage is provided for the Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers. The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(viii)	The PFO is a named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s organizational documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)         In consideration of the services provided by ALPS pursuant to this Agreement, the Trust shall pay ALPS the fees set forth in Appendix B hereto.

All fees payable hereunder shall be accrued daily by the Trust. The fees payable for the services listed in Appendix B hereto shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. Any out-of pocket charges incurred by ALPS as set forth in Appendix B shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trust shall pay to ALPS such compensation, as shall be payable prior to the effective date of termination.

(b)         ALPS may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Trust counsel, subject to coordination and preapproval and consent by appropriate representatives of the Funds’ investment adviser, which consent shall not be reasonably withheld. The costs of any such advice or opinion shall be borne by the Trust.

(c)         ALPS shall not be responsible for and will not assume the obligation for payment of the expenses of the Trust, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Trust; (iii) expenses of issue, repurchase and redemption of Fund shares; (iv) interest charges, taxes and brokerage fees and commissions and short sale fees; (v) premiums of insurance for the Trust, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Trust counsel, counsel to the Trust’s independent directors, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) transmission expenses; (xi) costs of maintaining the Trust and the Fund’s existence; (xii) costs of preparing, filing and printing the Funds’ Prospectus, subscription application forms and stockholder reports and other communications and delivering them to existing stockholders, whether of record or beneficial; (xiii) expenses of meetings of stockholders and proxy solicitations therefore; (xiv) costs of maintaining books of original entry for portfolio and Fund accounting and other required books and accounts and of calculating the net asset value of shares; (xv) costs of stationery, supplies and postage; (xvi) fees and expenses of the Trust’s trustees and officers (except those incurred by officers affiliated with ALPS); (xvii) costs of other personnel performing services for the Trust; (xviii) costs of Board, Board committee and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)         This Agreement shall become effective on the date indicated above or such time ALPS commences providing services under this Agreement, whichever is later. Upon effectiveness of this Agreement, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written relating to the provision of PFO services by ALPS to the Trust or the Funds.

(b)         This Agreement shall continue in effect until terminated.

(c)         This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board effective upon ALPS’ receipt of written notice from the Board to ALPS or (ii) by ALPS on thirty (30) days’ written notice to the Trust.

(d)         The provisions of Sections 2(e), 3, 6(d), 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(e)         This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either ALPS or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of Confidential Information, including, without limitation, Regulation S-P (if applicable). ALPS agrees to treat all records and other information related to the Funds as proprietary information of the Funds and, on behalf of itself and its employees, to keep confidential all such information, except that ALPS may:

(a)         Release such other information (i) as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ALPS is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that ALPS shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Trust.

SECTION 8. FORCE MAJEURE

ALPS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent ALPS’ obligations hereunder are to oversee or monitor the activities of third parties, ALPS shall not be liable for any failure or delay in the performance of ALPS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with ALPS.

SECTION 9. ACTIVITIES OF ALPS

(a)         Except to the extent necessary to perform ALPS’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict ALPS’ right, or the right of any of ALPS’ managers, officers or employees who also may be a director, officer or employee of the Trust (including, without limitation, the PFO), or who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)         Upon prior approval by the Trust, ALPS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of ALPS who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve ALPS of its responsibilities hereunder. ALPS may pay those persons for their services, but no such payment will increase ALPS’ compensation or reimbursement of expenses from the Trust.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

ALPS shall cooperate with the Trust’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

SECTION 11. LIMITATION OF STOCKHOLDER AND TRUSTEE LIABILITY

ALPS is expressly put on notice that (i) the Trust’s Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts; (ii) the Trust’s Agreement and Declaration of Trust was executed or made by or on behalf of the Trust or by the officers or Trustees as Trustees or Trustee or as officers or officer and not individually; (iii) the obligations of the Trust’s Agreement and Declaration of Trust are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets and property of the Trust, or upon the assets belonging to the relevant Fund or attributable to the relevant class of shares of the Trust for the benefit of which the Trustees have caused this Agreement to be made; and (iv) the Trust’s Agreement and Declaration of Trust may contain such further recital as any Trustees or Trustee or officer or officers or shareholder or shareholders of the Trust deem appropriate, but the omission of such recital shall not operate to bind him, her or them or any other person individually.

SECTION 12. MISCELLANEOUS

(a)         Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(b)         This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the Commonwealth of Massachusetts.

(c)         This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d)         If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(e)         Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f)         Notices, requests, instructions and communications received by the parties at their respective principal places of business or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g)         Nothing contained in this Agreement is intended to or shall require ALPS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h)         The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

OAK ASSOCIATES FUNDS

By:	/s/ Leslie Manna
Name:	Leslie Manna
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

White Oak Select Growth Fund (WOGSX)

Rock Oak Core Growth Fund (RCKSX)

Pin Oak Aggressive Stock Fund (POGSX)

River Oak Discovery Fund (RIVSX)

Red Oak Technology Select fund (ROGSX)

Black Oak Emerging Technology Fund (BOGSX)

Live Oak Health Sciences Fund (LOGSX)

APPENDIX B

SERVICES

(1)	Named PFO

The Trust shall pay ALPS, or cause to be paid to ALPS, an annual base fee of $10,000. Notwithstanding the foregoing, the fees in this Appendix B are based on the assumption that ALPS will provide the services under this Agreement to the Funds set forth in Appendix A hereof and that this fee schedule is subject to revision with the addition or elimination of any Trust series. Fees will be invoiced in 12 equal monthly payments.

(2)	Out-Of-Pocket and Related Expenses

The Fund shall reimburse ALPS for the following out-of-pocket and ancillary expenses with respect to each of the following items:

(i)	communications;

(ii)	postage and delivery services;

(iii)	record storage and retention (imaging, microfilm and shareholder record storage);

(iv)	reproduction;

(v)	reasonable travel expenses for the PFO incurred in connection with the responsibilities set out in this Agreement;

(vii)	reasonable travel expenses incurred in connection with travel requested by the Board; and

(vi)	other expenses incurred in connection with providing the services described in this Agreement if approved by the Board; and

(3)	Services

•	Support the Principal Executive Officer of the Trust;

•	Attend and represent the Funds at periodic Board meetings as necessary;

•

Make all necessary representations and certifications including obtaining sub-certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to Fund auditors, etc.);

•	Review and sign as PFO on all shareholder communications and all SEC filings such as N-CSR/proxies/NP-X/N-Q/Registration statements;

•	Execute as signatory in the Trust’s disclosure control committees;

•	Undertake periodic risk-based reviews of the Funds’ service provider operations to ensure compliance with Fund policies and accounting statement requirements;

•

Design and authorize disclosure controls and procedures for financial statements including sign-off on design to ensure that all relevant Fund financial information is properly disclosed to the Trust’s executive officers and the Board;

•	Work with the Fund administrator to ensure that it is in compliance with board policies, procedures, by-laws and resolutions as they pertain to expense management;

•	Undertake periodic risk-based reviews of the Funds’ service provider operations to ensure compliance with Fund policies and accounting statement requirements;

•	Oversee the budgeting process and authorize the procedures and authorities under which the Fund administrator will make expense payments on behalf of the Funds;

•	Review performance of investment adviser, independent accountant and other service providers as per certification requirements and coordinate contract renewal process regarding the same;

•	Approve the Funds’ accounting policies; create and review policies with investment adviser, Funds’ auditors and accountant and propose any required amendments for approval by the Trust’s Board;

•	Coordinate timing of financial statement preparation and filings; review as per certification requirements;

•	Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;

•	Represent the Trust as PFO at SEC examinations as required;

•	Present materials to the Trust’s board, audit committees and senior management, as required or requested; and,

•

Periodic review of performance of each service provider against the Funds’ policies, procedures and contracts in cooperation with the Funds’ CCO and President. Review performance against industry peer benchmarks.